UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 2,  2005

HOUSERAISING, INC.
(Exact name of Registrant as specified in its charter)

North Carolina (State or other jurisdiction of incorporation)	56-2253025 (I.R.S. Employer Identification No.)

4801 East Independence Boulevard, Suite 201, Charlotte, NC 28212 (Address of Principal Executive Offices)	000-50701 (Commission File Number)

(704) 532-2121 (Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed since Last Report)

This Current Report on Form 8-K is filed by HouseRaising, Inc., a North Carolina corporation (the “Registrant”), in connection with the items set forth below.

Item 1.02 Termination of a Material Definitive Agreement

On March 31, 2005, the Registrant and all of the contracting parties executed a Membership Interest Purchase Agreement, dated as of March 16, 2005 (the “Agreement”), between and among the Registrant, COBS Homes, LLC, a California limited liability company (“COBS Homes”), and all of the members of COBS Homes (the “Members”), pursuant to which the Registrant agreed to acquire, subject to the satisfaction prior to closing of certain conditions precedent, all of the membership interests, and agreed to enter into employment agreements and non-compete agreements with certain of the Members for a consideration consisting of cash and restricted common stock of the Registrant having a combined aggregate market value of approximately $5.0 million. A copy of the Agreement, and a Letter Agreement, dated April 4, 2005, which amended the agreement, were attached as Exhibits 10.1 and 10.2 to a Current Report on Form 8-K filed with the Commission on April 6, 2005, and are incorporated herein by reference.

On May 2, 2005, the Registrant gave notice of its intention to terminate the Agreement pursuant to Section 1.11 thereof, and not to consummate the acquisition, based upon the results of its due diligence investigation of COBS Homes. In furtherance of said section, management of the Registrant had visited the facilities in April and interviewed key personnel of COBS Homes, as well as reviewed its unaudited financial results for the year ended December 31, 2004 and the first quarter ended March 31, 2005. After reviewing COBS current operations, the Registrant decided not to pursue the acquisition. The Company will instead invest in accelerating growth of its in-house HomeBuyerDirect division, operating from corporate headquarters in Charlotte, North Carolina.

Inasmuch as there was no deposit or earnest money paid in connection with this acquisition, there will be no termination penalties incurred by the Registrant as a result of its decision.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOUSERAISING, INC.

Date: May 11, 2005	By:	/s/ Robert V. McLemore
Robert V. McLemore
President

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